BRF S.A.

A Publicly Traded Company

CNPJ n° 01.838.723/0001-27

ANNOUNCEMENT TO THE MARKET

BRF ANNOUNCES TENDER RESULTS AND EXPIRATION TIME OF THE
CASH TENDER OFFER FOR ANY AND ALL OUTSTANDING
6.875% SENIOR NOTES DUE 2017 ISSUED BY SADIA OVERSEAS AND
7.250% SENIOR NOTES DUE 2020 ISSUED BY BFF INTERNATIONAL,
IN EACH CASE UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY BRF

São Paulo, May 15, 2014 – BRF S.A. (“BRF”) and its subsidiaries Sadia Overseas Ltd. (“Sadia Overseas”) and BFF International Limited (“BFF”) today announced the tender results in connection with (i) an offer by Sadia Overseas to purchase for cash (the “2017 Notes Tender Offer”) any and all outstanding 6.875% Senior Notes due 2017 issued by Sadia Overseas (the “2017 Notes”), and (ii) an offer by BFF to purchase for cash (the “2020 Notes Tender Offer” and, together with the 2017 Notes Tender Offer, the “Tender Offers”) any and all outstanding 7.250% Senior Notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “Notes”) issued by BFF. The Tender Offers were made pursuant to the offer to purchase dated May 7, 2014 (the “Offer to Purchase”) and the related letter of transmittal. As previously announced, the expiration time for the Tender Offers was 8:00 a.m., New York City time, on May 15, 2014 (such date and time, the “Expiration Time”). Settlement of the Tender Offers is expected to occur on or about May 22, 2014 (the “Settlement Date”).

As of the Expiration Time, U.S.$60,953,000 in aggregate principal amount of the 2017 Notes, or 27.62% of the 2017 Notes outstanding, had been validly tendered and not withdrawn pursuant to the 2017 Notes Tender Offer, and U.S.$409,640,000 in aggregate principal amount of the 2020 Notes, or 65.10% of the 2020 Notes outstanding, had been validly tendered and not withdrawn pursuant to the 2020 Notes Tender Offer.

The tables below summarize the results of the Tender Offers and the aggregate principal amount of the Notes to remain outstanding:

Notes	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered and Not Withdrawn Before Expiration Time	Aggregate Principal Amount Accepted	Aggregate Principal Amount Outstanding Giving Effect to Settlement of the Tender Offers	Purchase Price (1)
6.875% Senior Notes due 2017 (CUSIP / ISIN: 78632LAA3/ G77650AA0 / US78632LAA35/ USG77650AA01)	U.S.$220,718,000	U.S.$60,953,000	U.S.$60,953,000	U.S.$159,765,000	U.S.$1,132.75
7.250% Senior Notes due 2020 (05540KAA9/ G3400TAA7 / US05540KAA97/ USG3400TAA72)	U.S.$629,282,000	U.S.$409,640,000	U.S.$409,640,000	U.S.$219,642,000	U.S.$1,191.23

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(1)               The amount to be paid for each U.S.$1,000 principal amount of Notes validly tendered and accepted for purchase. In addition, accrued and unpaid interest will be paid from and including the last interest payment date for such series of Notes to, but not including, the Settlement Date.

The information agent and tender agent for the Tender Offers is D.F. King & Co., Inc. To contact the information agent and tender agent, banks and brokers may call +1-212-269-5550, and others may call U.S. toll-free: 1-800-967-4604.

Any questions or requests for assistance or for additional copies of this notice may be directed to the dealer managers at their respective telephone numbers set forth below or, if by any Holder, to such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offers.

The dealer managers for the Tender Offers are:

BB Securities Ltd. Pinners Hall, 105-108 Old Broad Street, 4th Floor EC2N 1ER, London, England Attn: Operations Department +44 20 7367 5803 (collect)	Banco BTG Pactual S.A.—Cayman Branch, 68 Fort Street, Grand Cayman, Cayman Islands Attn: DCM Group (212) 293-4600	Itau BBA USA Securities, Inc. 767 Fifth Avenue, 50th Floor, New York, NY 10022 Attn: Syndicate Desk (888) 770-4828 (toll free)
Morgan Stanley & Co. LLC 1585 Broadway, New York, New York 10036 Attn: Liability Management Group (212) 761-1057 (collect) (800) 624-1808 (U.S. toll free)		Santander Investment Securities Inc. 45 East 53rd Street New York, NY 10022 Attn: Syndicate Department (212) 407-7822 (collect)

This notice does not constitute or form part of any offer or invitation to purchase, or any solicitation of any offer to sell, the Notes or any other securities in the United States or any other country, nor shall it or any part of it, or the fact of its release, form the basis of, or be relied on or in connection with, any contract therefor. The Tender Offers are made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, and the information in this notice is qualified by reference to the Offer to Purchase and the related Letter of Transmittal.

* * *

Augusto Ribeiro Junior

Chief Financial Officer and Investor Relations Officer
BRF S.A.